Exhibit 99.1

Warren Resources Announces Fourth Quarter and Year-End 2004 Results

NEW YORK, March 2, 2005 /PRNewswire-FirstCall/ — Warren Resources, Inc. (NASDAQ:WRES) (“Warren” or the “Company”) today announced its 2004 fourth quarter and full-year financial and operating results. The Company reported a net loss applicable to common stockholders (after preferred stock dividends of $6.6 million) for the year ended December 31, 2004 of $16.6 million or $0.84 per share based on 19.7 million weighted average common shares outstanding as compared to a net loss (after preferred stock dividends of $4.6 million) of $5.8 million or $0.34 per share for 2003. At December 31, 2004 the Company had 34.3 million shares of common stock outstanding.

For the quarter ended December 31, 2004, the Company reported a net loss applicable to common stockholders (after preferred stock dividends of $1.7 million) of $7.4 million or $0.33 per share based on weighted average common shares outstanding of 22.6 million compared to a net loss of $2.4 million (after preferred stock dividends of $1.8 million) or $0.14 per share for the fourth quarter of 2003.

The Company reported that the increase in net loss for 2004 compared to 2003 was principally due to a turnkey loss of $2.4 million for 2004 compared to a turnkey profit of $4.0 million in 2003. Turnkey operations result from fixed-price, turnkey drilling contracts previously entered into with prior drilling programs. A portion of the turnkey loss for 2004 is attributable to significantly higher costs in 2004 to drill coalbed methane wells in the Washakie Basin in Wyoming for the drilling programs. Additionally, as a result of the determination by a Texas district court received on January 4, 2005 of Warren’s liability to reimburse Gotham Insurance Company for certain costs relating to a 1997 well “blow-out”, the Company has recorded a liability for $1.8 million in the fourth quarter of 2004. The Company intends to vigorously contest this decision by appealing to the Texas Court of Appeals. The Company believes the losses incurred on turnkey drilling contracts and the Gotham lawsuit will be non-recurring.

Oil and gas production was 1,226 MMcfe for the year-ended December 31, 2004 compared to 1,310 MMcfe for the same period in 2003. Average natural gas equivalent sales prices were $5.26 per Mcfe for the year-ended December 31, 2004 as compared to $3.92 per Mcfe for the same period in 2003.

2004 Reserve Report

The Company announced its estimated net proved reserves were 103.6 Bcfe with estimated future net revenues discounted at 10% (PV-10) of $242.3 million at December 31, 2004, utilizing average realized pricing of $37.59 per barrel of oil and $5.30 per Mcf as of that date. This compares to estimated net proved reserves of 106.2 Bcfe with a PV-10 of $183.0 million at December 31, 2003, utilizing average realized pricing of $28.45 per barrel of oil and $4.50 per Mcf of natural gas as of that date.

Warren’s estimated net proved reserves, adjusted as if the January 1, 2005 acquisition of Magness Petroleum Company’s interest in the Wilmington Townlot Unit, in Wilmington, California had occurred on December 31, 2004 and utilizing average realized pricing as of that date would have resulted in an increase in reserves to approximately 128.9 Bcfe with a

PV-10 of $306.9 million. These estimated net proved reserves are located on approximately 6% of the Company’s net acreage.

The Company’s estimated net proved reserves for 2004 and 2003 were prepared by its independent reserve consultants, Williamson Petroleum Consultants, Inc., based in Midland, Texas.

Operational Update

Norman F. Swanton, Chairman and CEO of Warren, stated that “in 2004, we participated in drilling 68 gross (7.6 net) wells in conjunction with our drilling programs. These wells were predominately in our active coalbed methane (CBM) projects in Wyoming and included 55 gross (5.5 net) wells in our Atlantic Rim AMI project with Anadarko and in our Pacific Rim project. We own an average working interest of 56% in our Atlantic Rim and Pacific Rim acreage. Outside of the Joint Venture AMI with Anadarko, we are the operator of our predominantly undeveloped CBM acreage in the Washakie Basin in southwest Wyoming”.

The CBM wells are either producing, in the early stages of dewatering or in the process of being gathered into production units, as follows:

Atlantic Rim

Red Rim Unit: This Unit is located in the northern section of the Atlantic Rim project. We have drilled and completed 16 CBM gross (1.9 net) wells on 160-acre spacing together with one water injection well and have installed a gathering system and sales line. We are in the process of installing an electrical distribution system to commence dewatering the wells during the second quarter of 2005.

Jolly Roger Unit: This Unit is located one township to the southwest of Red Rim. We have 8 existing CBM wells plus a water injection well previously drilled in 2001 that are waiting on infrastructure. We are in the process of completing the drilling of an additional 8 CBM wells prior to suspension of drilling (due to wildlife stipulations) in the first quarter of 2005. We expect to resume drilling another 8 wells in the third quarter of 2005 for a total of 24 gross (3.0 net) wells on 160-acre spacing. We plan to complete the development of this Unit by the end of 2005.

Doty Mountain Unit: This unit is located approximately one township to the southwest of Jolly Roger. We drilled and completed 24 CBM gross (1.9 net) wells on 80-acre spacing, one water injector and the requisite gathering system in 2004. After a brief period of dewatering, the field is producing approximately 400 gross Mcf/d, which has allowed the field equipment to run on produced gas and to commence gas sales of 130 Mcf/d gross (11 Mcf/d net).

Sun Dog Unit: This unit is located approximately one township to the southwest of Doty Mountain. The Sun Dog Unit has 10 CBM gross (3.1 net) wells drilled on 80-acre spacing. After 30 months of dewatering, these wells are currently producing approximately 3,500 Mcf/d gross (900 Mcf/d net). During 2004, we drilled an additional 2 CBM gross (0.3 net) wells and a second water injection well. We believe these additional wells and an upgrading of the compression facility should facilitate an increase in daily gas production and sales in the second quarter of 2005.

Blue Sky Unit: This unit is located approximately one township to the southeast of the Sun Dog Unit. The Blue Sky Unit consists of one water injection well and 12 gross (1.5 net) producing wells drilled on 160-acre spacing. We drilled a second water disposal well and expect to infill drill an additional 11 producing gross (1.4 net) wells in the third quarter of 2005 to accelerate gas production on downsized 80-acre spacing. After a 20 month period of dewatering, the field is producing enough gas to allow the field equipment to run and generate modest sales.

Brown Cow Unit: This unit is located approximately one township to the southeast of the Sun Dog Unit. The Brown Cow Unit consists of 10 producing gross (0.1 net) wells in the early stages of dewatering and one water injection well. Anadarko recently acquired the majority interest in the Brown Cow Unit from an unrelated energy company and 50% of the interest acquired has been offered to Warren under its AMI with Anadarko. We are currently studying this proposal.

Pacific Rim

Pacific Isle Unit: Located on the western flank of the Washakie Basin approximately 60 miles due west of the Sun Dog Unit, the Pacific Isle Unit consists of and 9 gross (1.7 net) producing wells drilled on 160-acre spacing and one water injection well, which includes an additional 6 gross (1.2 net) wells that we drilled in 2004. After an 8 month period of dewatering, the field is producing approximately 240 gross Mcf/d, which allows the field equipment to run on produced gas. The CBM production will need to reach 450 Mcf/d to commence gas sales.

Rifes Rim and Chicken Springs Units: Located approximately one township to the southwest of the Pacific Isle Unit, the Rifes Rim Unit consists of 7 gross (1.1 net) CBM wells drilled on 160-acre spacing. These wells will not produce until we drill one water injection well during the third quarter of 2005. We drilled 1 gross (0.15 net) well in 2004 in the Chicken Springs Unit that was completed in conventional sands and appears to be productive. The Chicken Springs well should commence production and sales in the second quarter of 2005.

Wilmington Oil Field in California

The Wilmington Field in Los Angeles is reportedly one of the largest producing oil field in the United States, with 2.5 billion barrels having been produced. The Wilmington Field is divided into three units of which the Wilmington Townlot Unit is the least exploited unit and comprises approximately 10% of the total acreage in the field. Following the purchase of Magness Petroleum’s interest effective January 1, 2005, Warren became the unit operator and owner of an approximate 98.5% working interest in the Wilmington Unit.

There are five primary oil producing horizons and one shallow gas zone in the Wilmington Unit. In descending order of depth, these are the Pao Sand, Tar Sand Interval, Ranger Interval, Terminal Interval and the UP/Ford Interval. The oil gravity ranges from 12 degrees to 29 degrees depending upon depths from 1,200 to 6,000 feet. The Wilmington Unit currently produces approximately 375 barrels of oil per day.

Commencing in the second quarter of 2005, Warren plans to commence drilling wells in five or seven spot water flood patterns in the Upper Terminal Interval in the Wilmington Unit, which have estimated proved undeveloped oil reserves of 22.0 MMbbls gross (17.5 MMbbls net). We believe that production from these wells should have the most immediate impact on production growth for the Company in 2005. We also believe that the other oil intervals may have significant exploitation potential in the future.

2005 Outlook

In 2005, we are planning to drill 100 gross (55.9 net) wells, including 59 gross (21.3 net) wells located in the Washakie Basin, 12 gross (6 net) wells located in the Powder River Basin and 29 gross (28.6 net) wells in the Wilmington field in Los Angeles. For 2005, we have a total capital expenditure budget of $37.6 million.

As we finish gathering the necessary data and production history from our pilot programs in the Atlantic and Pacific Rim Projects, we’ll gain additional important information concerning the CBM reserves in the currently identified drilling fairway. Considering that 94% of our 252,884 gross (142,182 net) acres in these two CBM projects are not reflected in the proved reserve category, we believe that we are positioned to deliver significant proved reserve and production growth over the next several years.

Our major goals for 2005 may be summarized as follows:

•	Increase oil production in the Wilmington Unit where we have a 98.5% working interest through an enhanced secondary recovery water flood drilling program in the Upper Terminal Interval;

•	Increase our natural gas production in the undeveloped acreage where we have an average 56% working interest in the Atlantic Rim and Pacific Rim CBM projects;

•	Increase our proved oil and gas reserves in both Wilmington and our large undeveloped CBM acreage in the Washakie Basin through the drill bit;

•	Profitably complete our remaining turnkey drilling contracts with prior drilling programs for 17.5 net wells later in 2005;

•	Significantly reduce our outstanding high yield debt and preferred stock through conversions to common stock and repayment of debt; and

•	Obtain a favorable record of decision on the pending Environmental Impact Statement in the Atlantic Rim CBM project to commence active development drilling.

     2005 Guidance

Warren provides the following forecast for production, capital expenditures and operating costs based upon the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	First Quarter ending	Year ending
	March 31, 2005	December 31, 2005
Production:
Oil (MBbl)	20 – 23	300 – 340
Gas (MMcf)	225 – 250	1,300 –1,400
Gas Equivalent (MMcfe)	345 – 388	3,100– 3,440
Capex Budget (in thousands)	$2,000	$37,600
Selected operating revenue and expenses (in thousands):
Turnkey contract revenue	$1,050	$11,900
Turnkey contract expense	$1,000	$11,300
General and administrative expense	$2,000	$8,500

Financial and Statistical Data Tables

Following are financial highlights for the comparative fourth quarters and annual periods ended Dec. 31, 2004 and Dec. 31, 2003. All production volumes and dollars are expressed on a net revenue interest basis.

Consolidated Statements Of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues
Turnkey contracts with affiliated partnerships	$3,421,041	$7,024,438	$10,529,883	$11,300,646
Oil and gas sales from marketing activities	1,599,366	1,470,910	6,171,338	5,620,522
Well services	270,799	344,400	1,070,004	1,167,564
Oil and gas sales	1,921,650	1,473,622	6,454,334	5,717,814
Net gain (loss) on investments	(3,792)	(34,765)	(42,916)	21,761
Interest and other income	682,448	352,545	2,088,994	1,340,059
Gain on sale of oil and gas properties	—	(20,503)	120,193	494,497

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	7,891,512	10,610,647	26,391,830	25,662,863

Expenses
Turnkey contracts	4,630,270	4,007,358	12,932,124	7,284,653
Cost of marketed oil and gas purchased from affiliated partnerships	1,563,687	1,433,433	6,028,727	5,500,426
Well services	262,701	213,761	672,933	662,128
Production & exploration	767,557	1,246,362	3,935,137	3,811,595
Depreciation, depletion, amortization and impairment	1,360,391	2,444,203	4,022,725	3,249,860
General and administrative	4,823,683	1,584,776	8,116,164	4,496,034
Interest	120,328	193,821	493,977	1,528,069

	13,528,617	11,123,714	36,201,787	26,532,765

Loss before provision for income taxes	(5,637,105)	(513,067)	(9,809,957)	(869,902)
Deferred income tax expense (benefit)	33,000	129,000	(59,000)	129,000

Loss before minority interest and change in accounting principle	(5,670,105)	(642,067)	(9,750,957)	(998,902)
Minority interest	(98,244)	25,822	(209,341)	(112,263)

Loss before change in accounting principle	(5,768,349)	(616,245)	(9,960,298)	(1,111,165)

Cumulative effect of change in accounting principle	—	—	—	(88,218)

Net loss	(5,768,349)	(616,245)	(9,960,298)	(1,199,383)

Less dividends and accretion on preferred shares	1,650,645	1,789,240	6,590,886	4,561,543

Net loss applicable to common stockholders	$(7,418,994)	$(2,405,485)	$(16,551,184)	$(5,760,926)

Basic and diluted loss per common share	$(0.33)	$(0.14)	$(0.84)	$(0.34)
Weighted average common shares outstanding	22,620,496	16,716,820	19,739,048	16,827,857
Production:
Gas — MMcf	227.8	349.7	817.2	785.8
Oil — MBbls	15.2	21.2	68.2	87.4
Total Equivalents (MMcfe)	319.2	476.8	1,226.3	1,310.1

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Realized Prices:
Gas — MMcf	$5.85	$3.06	$5.03	$3.70
Oil — MBbls	38.31	24.28	34.38	25.42
Total Equivalents (MMcfe)	6.00	3.32	5.26	3.92
Net Cash Flow Provided by Operating Activities:
Cash flow from operations	$1,055,048	$6,159,557	$(4,506,539)	$5,277,628
Changes in working capital accounts	(5,556,809)	(4,075,195)	(1,889,871)	(3,505,249)
Cash flow from operations before working capital changes	$(4,501,761)	$2,084,362	$(6,396,410)	$1,772,379

“Completion of 2004 Audit”. The Company’s certifying public accountants’ audit opinion with respect to the year-end financial statements will not be issued until the Company completes the final 10-K report, which is anticipated to be filed with the SEC on March 11, 2005. Accordingly, the financial results reported in this earnings release are preliminary and are subject to adjustment. The Company expects to report full audited financial results by March 11, 2005.

Conference Call

The public is invited to listen to the Company’s conference call set for today, March 2, 2005, at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet at our Web site: www.warrenresources.com. If you are unable to participate during the live broadcast, the call will be archived on Warren’s website for approximately 30 days. A telephonic replay will also be available through midnight, March 9, 2005 by dialing (888) 286-8010, pass code 63416951.

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is headquartered in Casper, Wyoming.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov). Full details regarding the selected financial information provided above will be available in the Company’s 2004 annual report on Form 10-K, which will be filed with the SEC on or about March 11, 2005.

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017